UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2010

Commission File Number: 000-53232

TC Power Management Corp.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0686445
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

628 11th Avenue NE, Calgary, Alberta, Canada T2E 0Z7
(Address of principal executive offices)

(403) 612-5753
(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment and Resignation of Principal Officers and Directors.  Compensatory Arrangements of Certain Officers.

On January 14, 2010, the Board of Directors of TC Power Management Corp., a Nevada corporation ("Registrant") appointed Gordon Douglas as Vice President. From February 2007 to December 2008, Mr. Douglass was an officer and director of the Registrant.  Since 1998, Mr. Douglas has worked as the Manager of Power Generation and Fleet at Provo Power Company Ltd., a private company based in Providenciales, Turks and Caicos Islands. From 1997 to 1998, Mr. Douglas was the senior power generation consultant for Kaehne Consulting Ltd., a private engineering company based in North Vancouver, British Columbia, Canada. From 1993 to 1997, Mr. Douglas was the chief power generation supervisor for Omai Gold Mines Ltd., a subsidiary of Cambior, a Canadian mining company that currently trades on the Toronto Stock Exchange and the American Stock Exchange. From 1990 to 1993, Mr. Douglas worked as supervisor for Snip Operations Gold Mine, located in Bronson Creek, British Columbia, Canada, and a subsidiary of Cominco Metals Ltd. that, during this time, was publicly traded on the Toronto Stock Exchange. From 1975 to 1977, Mr. Douglas completed several Cat engine and Fleck Bros. Industrial courses. In 1978, Mr. Douglas completed a four year apprenticeship in hydraulic mechanics in accordance with Inter-Provincial standards (Canada). In 1992, Mr. Douglas obtained his British Columbia Ministry of Mines Electrical Supervisors Certificate. Mr. Douglas is not an officer or director of any other reporting company.

Mr. Johnson is not expected to receive compensation from the Registrant for his service.  Mr. Johnson own 5,000,000 shares of the Registrant’s common stock, which is approximately 82% of the Registrant’s issued and outstanding shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TC Power Management Corp.

Date: January 15, 2010	By:	/s/ Nigel Johnson
Nigel Johnson
President